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http://www.viewproxy.com/alkermes/201

May 15, 2019

Dear Shareholders:

As Chairperson of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Alkermes plc (the “Company”), I am writing to ask for your support by voting in accordance with the recommendations of our Board on all of the Company’s proxy proposals. In particular, I am asking you to vote “FOR” Proposal 2: Advisory (Non-Binding) Vote on Executive Compensation (“Say on Pay”).

I am aware that recommendations from Institutional Shareholder Services and Glass Lewis are inconsistent with our Board’s recommendation on Proposal 2.  In particular, the recommendations of the proxy advisory firms appear to be based in large part on their respective assessments of the year-over-year increase in the aggregate grant date fair value of equity awards granted to our CEO and other named executive officers.  To assist you in evaluating our Say on Pay proposal, I would like to provide you with additional information and context regarding that issue and certain other aspects of our executive compensation program.

Year-over-Year Growth in Equity Compensation. The Company’s equity awards, including awards to our CEO and other named executive officers, are based on an intended dollar value for each award. The aggregate equity award values for 2017 and 2018, as reflected in the Summary Compensation Table in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), do not fully reflect the considerations of, and decisions made by, the Compensation Committee in our determination of the annual equity grants for 2018.  I’ll use our CEO’s equity compensation as an example:

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First, the Compensation Committee met in February 2018 to determine the target value of our 2018 equity compensation awards and considered, as part of this determination, the Company’s achievement of all six of its 2017 corporate objectives and the contributions of our named executive officers to such performance. We also considered the target values of our 2017 annual equity awards (for our CEO this was $10,673,600, as set forth in the “Target Value” column in Figure 1 below) and the fact that the milestones underlying the vesting of the performance-based restricted stock unit awards granted in 2017 (the “2017 Performance Awards”) remained to be met. Based on these factors, we approved a target value for our CEO’s equity award of $12,504,232 (as set forth in the “Target Value” column in Figure 1 below). These decisions were made prior to the decrease in the Company’s share price that largely persisted throughout 2018.

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Second, in accordance with ASC 718, the Summary Compensation Table ascribes a grant date fair value of zero to the 2017 Performance Awards that the Compensation Committee granted to our named executive officers, and therefore does not reflect the value that the Compensation Committee ascribed to such awards and considered as a factor when making our 2018 annual equity award decisions. Ascribing a zero-dollar value to such awards (as reflected in the $7,289,105 amount in the middle column of Figure 1 below) inflates the perceived magnitude of the increase from 2017 to 2018.

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Third, the aggregate grant date fair value of the 2018 annual equity awards was significantly higher than the aggregate value targeted for grant by the Compensation Committee due to an increase in our share price of more than 13% in the two-day period between the share number determination date and the grant date (as reflected for our CEO in the $14,887,072 amount in the middle column of Figure 1 below).

Figure 1.

As evidenced by the “Value as of Dec. 31” column in Figure 1 above, the actual value of our named executive officers’ equity compensation at any given time (as reflected, for our CEO, in the $4,655,825 amount as of Dec. 31, 2018, also calculated in accordance with ASC 718) can differ significantly from the amounts reported in the Summary Compensation Table, which is one example of how our focus on equity compensation leaves much of our executives’ total compensation at-risk, as discussed further below.

At-Risk, Long-Term Nature of Compensation. A significant portion of the target total direct compensation of our named executive officers, including our CEO, is weighted towards long-term, at-risk compensation in the form of cash performance pay opportunities and long-term equity awards tied to share price and, in the case of certain equity awards, such as our 2017 Performance Awards and our 2019 performance-based equity award to our CEO, to additional measures of performance.  Figure 2 below shows the distribution of our CEO’s target total direct compensation for 2018:

Figure 2.

Additional Executive Compensation Highlights. I believe it is important to reiterate certain other aspects of our executive compensation program designed to align executive compensation with our business strategy and corporate performance:

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We Believe a Holistic Approach to Compensation Supports Our Strategic Objectives.  The Compensation Committee generally believes that a formulaic or purely quantitative approach to executive compensation is not the best way to foster long-term success for us given our organization and capabilities and the fact that we are not yet profitable and are investing in a pipeline of innovative therapeutics. We utilize operating metrics, such as the achievement of certain financial or development milestones, to determine compensation only when we determine that such metrics neither encourage excessive risk-taking nor discourage innovative development activities, and when such metrics fall primarily within the control of our executive management. Otherwise, the Compensation Committee takes a holistic approach, using our judgment and advice from our independent compensation consultant, focusing primarily on the Company’s overall performance, each named executive officer’s performance against the Company’s corporate objectives, and qualitative factors such as competitive market dynamics, the business environment in which the results were achieved and any unplanned positive or negative events. A significant portion of the total compensation opportunity for each of our named executive officers is directly related to our share price (in the form of time-based equity awards and our 2019 performance-based equity award to our CEO) and to other performance factors that measure our progress against our strategic objectives (in the form of performance-based equity awards).

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Performance Objectives and Equity Mix Are Aligned with Our Strategic Focus and the Creation of Shareholder Value.  The Compensation Committee sets annual performance objectives on which we believe our executive officers should focus during the year in order to achieve our business goals, including financial, operating and/or strategic plans, and we monitor and review progress against these objectives during and after each year. However, we also acknowledge that, given the nature of our business, performance against our objectives may not be reflected in a single 12-month calendar period. With respect to long-term performance-based compensation, the Compensation Committee annually considers the appropriate mix of equity awards and incorporates performance-based equity awards when we determine that important milestones should form the basis of a performance-based equity grant and that such a grant would not promote excessive risk taking that could adversely impact the Company or its research, development or commercialization of pharmaceutical products. The Compensation Committee has historically combined such performance-based equity awards with time-vesting equity awards, which, we believe, complement the performance-based awards and facilitate a focus on the totality of the Company’s ongoing and future activities as potential contributors to share price appreciation. For example:

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In February 2017, based upon an analysis of the Company’s ongoing and future strategic focus and potential upcoming development and commercial milestones, we granted a mix of performance-vesting restricted stock unit awards with a three-year performance period, time-vesting stock options and time-vesting restricted stock unit awards to our named executive officers.

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In February 2018, based upon an analysis of the same factors and considering the performance criteria underlying the performance-vesting restricted stock unit awards granted in 2017, one of which was revenues equal to or greater than a pre-specified amount for the year ending December 31, 2019, the Compensation Committee granted a mix of time-vesting stock options and time-vesting restricted stock unit awards to our named executive officers.

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In February 2019, we took into account that, notwithstanding the Company’s meaningful accomplishments in 2018, our share price declined in 2018. To further align our CEO’s financial interests with those of our shareholders, we added a market performance condition to 50% of the total value of our CEO’s 2019 equity grant, in the form of performance-vesting stock options which in order to vest require achievement of a greater than 50% increase in the Company’s share price from its grant date value for 30 consecutive trading days, with the remaining 50% of the value of his equity grant embodied in equity awards that vest over time.

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We Only Select Peer Companies with Similar Business Strategies that Also Fit within Certain Quantitative Selection Criteria.  The Compensation Committee dedicates significant effort to developing a relevant peer group and works with our independent compensation consultant to regularly review the composition of this group.  When making compensation decisions, the Compensation Committee uses data from comparable public companies with which we compete for top talent. The Compensation Committee selects those peer companies based on three specific quantitative selection criteria—market capitalization, revenues and employee headcount—and requires that peer companies have a similar business model to ours within the biopharmaceutical industry. For that reason, the Compensation Committee excludes from our peer group those biopharmaceutical companies whose business model may not entail significant investments in R&D and manufacturing and commercial capabilities, such as companies that instead focus on over-the-counter and generic pharmaceuticals, medical diagnostics or veterinary pharmaceuticals. The strength of this methodology is borne out by the fact that an overwhelming majority of companies within our 2018 and 2019 peer groups included us in their self-selected peer groups, and many of the companies within our 2018 and 2019 peer groups also included each other within their self-selected peer groups.

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Our Executive Compensation Program Reflects Strong Corporate Governance Attributes.  Our executive compensation program is governed through comprehensive oversight by the independent directors sitting on the Compensation Committee, with assistance from our independent compensation consultant. The Compensation Committee regularly evaluates the economic, strategic and organizational challenges facing the Company and periodically modifies our executive compensation programs in order to address these and other factors that evolve over time. For example, we eliminated tax gross-ups in 2009 and have not wavered from that commitment since that time. We also maintain share ownership and holding guidelines, prohibit hedging and pledging by executive officers, maintain a clawback policy, impose minimum vesting requirements for equity awards and do not guarantee bonuses or base salary increases or award excessive perquisites.

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All Payments Made to Our Named Executive Officers Were in Accordance with the Company’s Standard New-Hire Practices, Shareholder-Approved Incentive Plans and/or Existing Contractual Arrangements. I note that Glass Lewis has inaccurately characterized new-hire and severance payments made to named executive officers in 2018 as “supplemental awards outside of [our] normal incentive plans,” which “have the potential to undermine the integrity of a company’s regular incentive plans, the link between pay and performance or both.”  Glass Lewis further suggested that “if the existing incentive programs fail to provide adequate incentives to executives, companies should redesign their compensation programs rather than make additional grants.” These characterizations are inaccurate and misleading, as all new-hire and severance payments made to our named executive officers in 2018 fell squarely within the Company’s existing incentive programs or pre-existing contractual arrangements and were not examples of “existing incentive programs failing to provide adequate incentives to executives.”  In particular:

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The Company made a sign-on payment and granted equity awards to Mr. Robinson in connection with his commencement of employment, which occurred subsequent to the 2018 annual equity grant to our other named executive officers. It is our ordinary practice to grant equity to new hires, and this practice is critical to our success in attracting and retaining highly-qualified employees. The sign-on payments made to Mr. Robinson were not discretionary, supplemental payments made outside the scope of our standard compensation program, but rather new-hire payments made pursuant to the Company’s new hire equity grant procedures and in accordance with standard new hire incentive practices. The sign-on equity awards were awarded from a shareholder-approved incentive plan.

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The Company also made severance payments in 2018 to Mr. Stejbach in connection with the termination of his employment for good reason. These payments to Mr. Stejbach were made in accordance with the employment agreement Mr. Stejbach entered into in 2012 upon his commencement of employment with the Company. In consideration for this benefit, and as noted as a requirement in his employment agreement, Mr. Stejbach signed a general release of claims against the Company and executed a separation agreement with the Company under which he reaffirmed his agreement to continue to comply with the surviving terms of his employment agreement, including, without limitation, the non-disclosure and non-solicitation obligations contained therein and agreed to a non-disparagement provision, all of which we believe benefits the Company and its shareholders.

Our Board remains committed to an executive compensation program that supports our strategic objectives and aligns with shareholders’ interests, and we are committed to continuing to engage with our shareholders on topics of particular concern to shareholders, including executive compensation matters.  For the reasons set forth above and in our proxy statement, I urge you to vote “FOR” our Say on Pay proposal (Proposal 2). Even if you have already voted, you can change your vote before our 2019 Annual General Meeting of Shareholders, as described in more detail in our proxy statement (under the heading “Can I change my vote after submitting my proxy?”).

I appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.

/s/ David W. Anstice AO

David W. Anstice AO

Chairperson, Alkermes plc Compensation Committee

Copies of the Company’s proxy statement, this supplemental proxy material, the Company’s Irish Statutory Financial Statements, including related reports, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, are available to shareholders free of charge in the Investors section of our website at www.alkermes.com or by writing to our Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attention: Company Secretary.